Exhibit 10.17

FIRST AMENDMENT TO INCENTIVE AGREEMENT

December 11, 2024

AIRO Group Holdings, Inc. (“AIRO”) and Dangroup ApS (“Dangroup”) and each of them referred to herein as a “Party” and jointly as the “Parties”, being all the all the parties to that certain Incentive Agreement dated June 28, 2024 (the “Incentive Agreement”), are parties to this First Amendment to Incentive Agreement (the “Amendment”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Incentive Agreement, and if not defined therein, such terms shall have the meanings ordinarily attributed to such terms.

WHEREAS, the business combination arrangements with Kernel Group Holdings, Inc. have been terminated, and no closing will occur with respect to that cancelled transaction.

NOW, THEREFORE, the Parties hereby agree, in consideration for the agreements herein, and other valid consideration, the sufficiency of which is hereby acknowledged by the Parties hereto, as follows:

1.	The Parties agree that Section 4 of the Incentive Agreement shall be amended and restated as follows:

“4. Share Incentives. AIRO agrees that, upon AIRO becoming a publicly traded company, AIRO shall transfer, from its treasury stock, or issue from authorized but unissued shares, sufficient shares of common stock for Dangroup’s then current ownership to be increased to five percent (5%) of all of the shares issued or rights to shares granted, on a fully diluted basis, by AIRO immediately prior to AIRO becoming a publicly traded company.”

2.	The Parties hereto further agree that AIRO shall at all times vote in favor of the appointment of and ensure (including by contract terms with other shareholders and/or third parties, if necessary) that Per-Erik Edvard Svehag and Søren Pedersen remain the Board of Directors of Sky-Watch A/S until the latter of (i) the issuance of shares provided for in Section 4 of the Incentive Agreement, as amended by this Amendment, (ii) the end of the full term of the Incentive Agreement, and (iii) the payment in full of any Bonus earned pursuant to Section 2 of the Incentive Agreement. This clause supplements and does not in any way limit any similar provisions under any other agreement the Parties are bound.

3.	This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement. This Amendment may be executed and/or delivered by email. Signatures and documents delivered by email transmission shall be deemed to be original signatures and documents.

4.	In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Incentive Agreement, the terms and conditions of this Amendment shall supersede and control. Except as modified herein, the Incentive Agreement remains unmodified, in full force and effect, and is hereby ratified by the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to Incentive Agreement to be executed as of the date first written above.

AIRO:

AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns
Joseph Burns, Chief Executive Officer

DANGROUP:

DANGROUP APS

By:	/s/ Edvard Per-Erik Svehag
Per-Erik Edvard Svehag, Member of the Board of Directors

By:	/s/ Søren Pedersen
Søren Pedersen, Member of the Board of Directors

By:	/s/ Ole Steen Nielsen
Ole Steen Bruun Nielsen, Member of the Board of Directors